Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference into the registration statements on Form S-8 (Nos. 333-229431, 333-217545 and 333-257295) of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.), of our report letter dated February 18, 2021, in accordance with the requirements of the Securities Act of 1933, as amended.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
November 3, 2021

1100 LOUISIANA, SUITE 4600	HOUSTON, TEXAS 77002-5294	TEL (713) 651-9191	FAX (713) 651-0849
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